EXHIBIT 3





     ____________________________________________________________
     ____________________________________________________________




                       STOCK PURCHASE AGREEMENT


                      Dated as of April 26, 1994


                                 among



             INTERNATIONAL BUSINESS MACHINES CORPORATION,


                  GENERAL ATLANTIC PARTNERS 14, L.P.


                                  and


                       GAP COINVESTMENT PARTNERS


     ___________________________________________________________
     ___________________________________________________________

                              THIS STOCK PURCHASE AGREEMENT,
                    dated as of April 26, 1994 (the "Agreement"), is among International Business Machines Corporation, a New York corporation ("Seller"), General Atlantic Partners 14, L.P., a Delaware limited partnership ("GAP 14"), and GAP Coinvestment Partners, a New York general partnership ("GAP Coinvestment" and, together with GAP 14, the "Purchasers").

               WHEREAS, Seller is the record holder of 3,797,561 shares of Common Stock of Policy Management Systems
     Corporation, a South Carolina corporation (the "Company"),
     $.01 par value per share (the "Common Stock"); and

               WHEREAS, Seller desires to sell and GAP 14 and GAP Coinvestment desire to purchase 1,367,122 and 151,902 shares, respectively, of the Common Stock (all of such shares are referred to herein as the "Purchased Stock");

               WHEREAS, Seller desires to sell and the Company desires to purchase 2,278,537 shares of Common Stock pursuant to a Stock Purchase Agreement (the "Company
     Agreement") between Seller and the Company;

               NOW, THEREFORE, it is hereby agreed as follows:

               1.   PURCHASE AND SALE OF COMMON STOCK.

               a.   Seller hereby agrees to sell, convey,
     transfer and deliver to the Purchasers, and the Purchasers hereby agree to purchase from Seller, the Purchased Stock for the purchase price set forth below (the "Purchase Price").

               b. The "Purchase Price" shall be $37,626,224.48. The number of shares of Purchased Stock to be sold by the Seller to each of the Purchasers at the Closing (as hereinafter defined) and that portion of the aggregate Purchase Price therefor to be paid by each of the Purchasers are set forth on Schedule I hereto. The Purchasers may, at any time prior to the five days preceding the Closing reallocate the number of shares of Purchased Stock to be sold by the Seller to each of the Purchasers at the Closing, and the portion of the aggregate Purchase Price therefor to be paid by each of the Purchasers; provided, however, that if such reallocation is made, then the Purchasers shall provide the Seller with a revised Schedule I no later than the fifth day preceding the date of the Closing; and, provided further, that in no event shall the aggregate number of shares of Purchased Stock to be sold by the Seller to the Purchasers differ from the aggregate number of such shares set forth in Schedule I.

               c. If the Closing Date (as hereinafter defined) occurs prior to the fortieth (40th) day following the execution of this Agreement (the "40th Day"), the Purchase Price shall be reduced by an amount calculated by determining the interest on the Purchase Price for the number of calendar days from and including the Closing Date until and including the 40th Day using the most recent interest rate on 90-day Treasury bills published in the Wall Street Journal, Eastern Edition on the date three (3) business days prior to the Closing Date.


               2.   REPRESENTATIONS AND COVENANTS OF SELLER.
     Seller hereby represents, warrants and covenants to the Purchasers as follows:

               a. Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

               b. Title to Common Stock. Seller is the record holder and sole beneficial owner of the Purchased Stock being sold pursuant to this Agreement and such Purchased Stock is free and clear of any claim, lien, pledge, option, charge, security interest or encumbrance of any nature whatsoever (collectively "Encumbrances") with respect to Seller.

               c.   Authority; Execution and Delivery, Etc.
     Seller has full power and authority to enter into this Agreement and the Company Agreement and to sell the Purchased Stock and the shares of Common Stock to be sold pursuant to the Company Agreement in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement and the Company Agreement have been duly authorized by Seller and no other actions on the part of Seller are required. This Agreement and the Company Agreement have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               d.   Consents, No Conflicts, Etc.  Except as
     contemplated by Sections 5(a), 6(c) and 6(f), neither the execution and delivery of this Agreement, the consummation by Seller of this Agreement or the Company Agreement, nor compliance by Seller with any of the provisions hereof or the Company Agreement will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller or any agreement, instrument, judgment, decree, statute or regulation applicable to Seller or any assets or properties of Seller, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any assets or properties of Seller or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever, other than disclosure of the transactions contemplated hereby in the Seller's filings pursuant to the federal securities laws and the rules of any stock exchange on which the Common Stock is listed or on which stock of Seller is listed.

               e.   Litigation.  There is no litigation,
     proceeding, labor dispute, arbitral action or government investigation pending or, so far as known to Seller, threatened against Seller with respect to the Purchased Stock, this Agreement or the Company Agreement which if adversely determined could prohibit or prevent Seller from consummating the transactions contemplated hereby of thereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Purchased Stock or the Common Stock to be sold pursuant to the Company Agreement.

               f. No Brokers. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of either or both of the Purchasers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
     Seller agrees to indemnify and hold the Purchasers harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by Seller.

               g. No Pledge; Other Actions. Seller agrees that prior to the Closing, it will not (i) sell, transfer, pledge, hypothecate or otherwise dispose of or create any Encumbrances on the Purchased Stock or make any agreement or commitment to do any of the foregoing, (ii) take or omit to take any action which would have the effect of preventing or disabling Seller from performing its obligations under this Agreement or (iii) take any action which would make any of the representations and warranties contained in this Section untrue in any material respect.


               3.   REPRESENTATIONS AND COVENANTS OF THE
     PURCHASERS. Each of the Purchasers hereby represents, warrants and covenants to Seller as follows:

               a.   Organization and Good Standing. Such
     Purchaser is a partnership duly organized and validly existing under the laws of its jurisdiction of organization.

               b. Authority; Execution and Delivery, Etc. Such Purchaser has full power and authority to enter into this Agreement and to purchase the Purchased Stock in accordance with the terms hereof. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

               c.   Consents, No Conflicts, Etc.  Except as
     contemplated by Section 5(a), 6(c) and 6(f) hereof, neither the execution and delivery of this Agreement, the consummation by such Purchaser of the transactions contemplated hereby, nor compliance by such Purchaser with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate or conflict with any provision of any agreement, instrument, judgment, decree, statute or regulation applicable to such Purchaser or any assets or properties of such Purchaser,
     (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Purchaser or any assets or properties of such Purchaser or (iii) require the consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any court, arbitrator or governmental, administrative or self-regulatory authority or any other third party whatsoever other than disclosure of the transactions contemplated hereby in the Company's filings pursuant to the federal securities laws and the rules of any stock exchange on which the Common Stock is listed.

               (d)  Litigation.  There is no litigation,
     proceeding, arbitral action or government investigation pending or, so far as known to such Purchaser, threatened against such Purchaser with respect to the Purchased Stock or this Agreement which if adversely determined could prohibit or prevent such Purchaser from consummating the transactions contemplated hereby. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against such Purchaser with respect to the Purchased Stock.

               (e) No Brokers. Such Purchaser has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Such Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities or obligations with respect to any finder's fees, brokerage commissions or similar payments asserted by any person on the basis of any act or statement alleged to have been made by such Purchaser.


               4. THE CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the closing of the purchase and sale of the Purchased Stock (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 AM New York Time on (x) the earlier to occur of (i) the thirtieth calendar day following the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the filings of Notification and Report Forms (each an "HSR Form") with respect to the Purchasers' purchases of Purchased Stock, or (ii) June 30, 1994, or (y) such other date not later than ninety days following execution of this Agreement as shall be agreed to in writing by the Purchasers and Seller (the "Closing Date"). Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the Purchasers shall have the right to cause the Closing Date to be a date prior to the date determined pursuant to the foregoing sentence by providing a notice to Seller designating the Closing Date, which notice shall be delivered at least three business days before the date so designated. At the Closing and subject to the conditions set forth in Section 6 of this Agreement, Seller will make the delivery specified in clause (a) below and the Purchasers will make the deliveries specified in clause (b) below.

               (a) Certificate Representing the Stock. The Seller will deliver to each Purchaser certificates evidencing the number of shares of Purchased Stock being purchased by such Purchaser hereby, free and clear of Encumbrances, duly endorsed for transfer to such Purchaser's order or accompanied by stock powers duly executed to such Purchaser's order and with all requisite documentary or stock transfer tax stamps affixed.

               (b) Purchasers' Performance. Each Purchaser will pay to the Seller that portion of the Purchase Price to be paid by such Purchaser as set forth in Schedule I hereto by wire transfer of immediately available funds to such bank account as the Seller shall have designated in writing to the Purchasers at least three days prior to the Closing.

               5.   OTHER AGREEMENTS.

               a. The Purchasers shall use their best efforts to cause the "ultimate parent entity" of the "acquiring person" (as such terms are used in the HSR Act) of the Purchased Stock to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") complete and accurate HSR Forms in respect of the transactions contemplated hereby.

               b. Seller and each of the Purchasers will each cooperate with the others and use reasonable efforts consistent with their best judgment to cause the fulfillment of the conditions to the others' obligations hereunder. Without limiting the generality of the foregoing, if any order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court or other governmental authority having jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby or if any action, suit, claim or proceeding before any court or governmental authority shall be threatened or shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the transactions contemplated hereby, Seller and each of the Purchasers each shall use reasonable efforts consistent with its best judgment and take such actions as may be necessary, at its own expense, to have any such order, stay, judgment or decree lifted or dismissed and any such suit, action or proceeding dismissed or terminated.

               c. (1) The Purchasers agree and acknowledge that Seller may be in possession of material information which is not being made available to Purchasers and which may be viewed as relevant by Purchasers. Such information may include, without limitation, the future plans of Seller for product solutions in the insurance industry, including modifications of any current relationship between Seller and the Company.

                    (2)  The Purchasers agree and acknowledge
     that they have been given the opportunity to meet with Company officials and to have representatives of the Company answer questions regarding the Company's affairs and condition. The Purchasers acknowledge that they have undertaken their investigation and evaluation of the Company independently of Seller and for the Purchasers' own purposes. The Purchasers agree and acknowledge that they have relied upon General Atlantic Partners as an investment advisor for this investment. To the extent that the Purchasers have not made their own investigation of the Company as set forth above, General Atlantic Partners agrees that it has made such investigation for the Purchasers and that the Purchasers are relying upon General Atlantic Partners' investigation in making their investment decision.

                    (3)  The Purchasers have not relied in any
     way whatsoever on Seller in making this investment decision. The Purchasers and General Atlantic Partners agree and acknowledge that Seller did not avail itself of any opportunity to have access to information regarding the Company or the opportunity to meet with Company officials or to have representatives of the Company answer questions regarding the Company's affairs and condition.

                    (4) The Purchasers agree, to the full extent allowed by applicable law, that they hereby waive all claims of whatever nature against Seller or its agents relating in any manner whatsoever to this stock sale, other than claims arising out of Seller's representations in Section 2. This waiver of claims includes, without limitation, such claims in existence which are unknown to the Purchasers and all potential future such claims. General Atlantic Partners hereby agrees to indemnify Seller from and against any and all claims of whatever nature, including costs and attorney's fees, against Seller or its agents by the Purchasers or their agents and affiliates, relating in any manner whatsoever to this stock sale, other than claims arising out of Seller's representations set forth in Section 2.

                    (5) Both of the Purchasers acknowledge their status as "accredited investors" as such term is defined in Rule 501(a) under the Act. Purchasers acknowledge that they have been represented by competent counsel sophisticated in transactions of this nature, have had full opportunity to consult with and receive advice from such counsel, and are relying on no other representations or statements (including omissions) by Seller, other than those set forth in Section 2 of this Agreement.

                    (6) All of these Sections shall apply to any assignees or successors of the Purchasers, should Seller later consent to such. The parties hereto hereby acknowledge that General Atlantic Partners is a party to this Agreement only with respect to this Section 5(c) and
     Section 8.


               6.   CONDITIONS TO THE CLOSING.

               a. It shall be a condition to each Purchaser's obligation to purchase that portion of the Purchased Stock to be purchased by such Purchaser at the Closing and a condition of Seller to sell the Purchased Stock at the Closing that the Company shall, prior thereto or simultaneously therewith, purchase 2,278,537 shares of Common Stock pursuant to the Repurchase Agreement between Seller and the Company.

               b. It shall be a condition to each Purchaser's obligation to purchase that portion of the Purchased Stock to be purchased by such Purchaser at the Closing that (i) the representations, warranties and covenants of Seller shall be true and correct in all material respects (and by tendering the Purchased Stock at the Closing Seller shall be deemed to have represented and warranted that this is so),
     (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Purchased Stock, and (iii) all actions, instruments and documents required to consummate the purchase of the Purchased Stock provided for in this Agreement, and all other related legal matters, shall be reasonably satisfactory to the Purchasers.

               c. It shall be a condition to each Purchaser's obligation to purchase that portion of the Purchased Stock to be purchased by such Purchaser at the Closing that all applicable persons for the respective stock sale to such Purchaser shall have filed with the FTC and the DOJ, pursuant to the HSR Act, a complete and accurate notification and report form with respect to the transaction contemplated hereby, and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date.

               d. It shall be a condition to each Purchaser's obligation to purchase that portion of the Purchased Stock to be purchased by such Purchaser at the Closing that, the Company shall have executed and delivered a Shareholders' Agreement and a Registration Rights Agreement, each dated the date hereof and each among the Company and the

     Purchasers, and that such agreements shall be in force and effect on the Closing.

               e. It shall be a condition to the obligation of Seller to sell the Purchased Stock at the Closing that (i) the representations, warranties and covenants of each of the Purchasers shall be true and correct in all material respects (and by tendering the Purchase Price at the Closing each of the Purchasers shall be deemed to have represented and warranted that this is so), (ii) there is not in effect at the time any preliminary or permanent injunction or other order by any court or governmental authority having jurisdiction which prevents or restrains the purchase or sale and delivery of the Purchased Stock, and (iii) all actions, instruments and documents required to consummate the transactions provided for in this Agreement, and all other related legal matters, shall be reasonably satisfactory to the Seller.

               f. It shall be a condition to the obligation of the Seller to sell the Purchased Stock at the Closing that all applicable persons for the respective stock sale to such Purchaser shall have filed with the FTC and the DOJ pursuant to the HSR Act complete and accurate HSR Forms with respect to the transaction contemplated hereby and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date.


               7. SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for a breach of this Agreement which would prevent consummation of the sale of the Purchased Stock to each of the Purchasers because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in such event. Therefore, each party agrees that the non-breaching party may obtain specific performance to mandate sale and purchase of the Purchased Stock to each of the Purchasers in accordance with this Agreement in the event the other party's breach would otherwise prevent consummation of the sale of the Purchased Stock to, and purchase of the Purchased Stock by, each of the Purchasers as set forth in this Agreement.


               8.  MISCELLANEOUS.

               a. Expenses. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

               b. Amendments, Etc. All amendments or waivers of any provisions of this Agreement may only be made pursuant to a written instrument executed by the parties hereto or their successors and assigns.

               c. Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party. Provided, however, that no party hereto may assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

               d. Notices. All notices, requests and other communications provided for hereunder shall be effective upon receipt, shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraph, telex or by facsimile transmission with electromechanical report of delivery:

               If to either of the Purchasers or General
               Atlantic Partners:

               c/o General Atlantic Service Corporation
               125 East 56th Street
               New York, New York  10022


               Attention:  Stephen P. Reynolds
               Telephone:  (212) 888-9191
               Telecopier: (212) 593-5192


               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064

               Attention:  Matthew Nimetz, Esq.
               Telephone:  (212) 373-3000
               Telecopier: (212) 373-3990

               If to Seller:

               International Business Machines Corporation
               Old Orchard Road
               Armonk, New York  10504

               Attention:  Michael W. Szeto, IBM Director of
                           Business Development, Room 2C-99
               Telephone:  (914) 765-4200
               Telecopier: (914) 765-4206

               with a copy to:

               Attention:  Gregory C. Bomberger, Esq., Room 1C-61
               Telephone:  (914) 765-7392
               Telecopier: (914) 765-6006

     or to such other address with respect to any party as such party shall notify the others in writing.

               e.  Governing Law and Jurisdiction.  This
     Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (without regard to the choice of law provisions thereof).

               f. Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               g. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

               h. Public Announcements. Neither Seller nor the Purchasers will issue any press release or public announcement of the transactions contemplated hereby except
     (i) as they may mutually agree in writing with the Company or (ii) as may be required in the opinion of counsel under applicable law in which case the party so required to make such an announcement shall provide a draft of the proposed announcement and a copy of such opinion to the other party and the Company no less than two (2) business days prior to the date of the proposed announcement (unless it is unlawful or impracticable to do so).

               i. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and, except as provided herein, supersedes all previous negotiations, commitments and writings. This Agreement is not intended to confer any benefit upon any person other than the parties hereto.

               j. Termination. This Agreement shall terminate if the Closing contemplated hereby shall not have occurred on or prior to the date that is ninety days following execution of this Agreement. Notwithstanding the foregoing, the provisions of Section 8(h) shall survive termination of this Agreement.

               IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.


                              INTERNATIONAL BUSINESS MACHINES
                                CORPORATION


                              By:____________________________
                                 Michael W. Szeto
                                 IBM Director of Business
                                   Development


                              GENERAL ATLANTIC PARTNERS 14, L.P.


                              By: GENERAL ATLANTIC PARTNERS
                                  Its General Partner

                              By:____________________________
                                 Steven A. Denning
                                 Managing General Partner




                              GAP COINVESTMENT PARTNERS


                              By:____________________________
                                 Steven A. Denning
                                 Managing Partner


     Accepted and Agreed to
     With Respect to Section 5(c)
     and Section 8:

     GENERAL ATLANTIC PARTNERS


     By:____________________________
         Steven A. Denning
         Managing General Partner





                              SCHEDULE I



                                Shares of Purchased     Portion of Purchase
    Purchaser                   Stock to be Purchased   Price to be Paid

    General Atlantic Partners          1,367,122            $33,863,611.94
    14, L.P.

    GAP Coinvestment Partners            151,902             $3,762,612.54

         Total                         1,519,024            $37,626,224.48